UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 23, 2015 (March 17, 2015)
____________________
ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts (address of principal executive offices)	01852 (Zip Code)

(978) 459-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    At a meeting held on March 17, 2015, the Board of Directors of Enterprise Bancorp, Inc. (the “Company”) on the recommendation of the Compensation Committee of the Board of Directors approved grants of an aggregate of 20,927 shares of performance-based restricted stock under the Company’s 2009 Stock Incentive Plan (the “Plan”) to the named executive officers of the Company, as follows: 6,588 shares of restricted stock to Mr. Duncan; 6,377 shares of restricted stock to Mr. Clancy; 3,516 shares of restricted stock to Mr. Main; 2,223 shares of restricted stock to Mr. Marcotte; and 2,223 shares of restricted stock to Mr. Irish.

The restricted stock grants will vest based on the Company’s attainment of certain cumulative diluted earnings per share criteria, as set forth below:

•	when cumulative diluted earnings per share from January 1, 2015 reaches $1.48, 25% of the restricted shares granted will vest; and

•	when cumulative diluted earnings per share from January 1, 2015 reaches $2.96, an additional 25% of the restricted shares granted will vest; and

•	when cumulative diluted earnings per share from January 1, 2015 reaches $4.44, an additional 25% of the restricted shares granted will vest; and

•	when cumulative diluted earnings per share from January 1, 2015 reaches $5.92, the final 25% of the restricted shares granted will vest.

If cumulative diluted earnings per share does not reach $5.92 by December 31, 2019 (5 years from January1, 2015), any unvested shares will be forfeited.

The calculation of cumulative diluted earnings per share will be made at the end of each quarter and restricted stock is considered to be earned on the close of business on the day prior to the Company’s earnings release for the quarter in which the criteria is met.

The shares of restricted stock were granted pursuant to the Plan and under the terms of a restricted stock agreement with each named executive officer that is substantially consistent with the forms and descriptions thereof previously filed by the Company.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: March 23, 2015	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer